Exhibit 99

Farmers & Merchants Bancorp
Reports Record Second Quarter and
Year-to-Date Earnings

Farmers & Merchants Bancorp (OTCQX: FMCB) today announced record net income for the second quarter and first half of 2019.

For the quarter ended June 30, 2019, Farmers & Merchants Bancorp reported net income of $14.1 million, a 33.7% increase over net income of $10.6 million in the second quarter of 2018.  On a per share basis, earnings were $17.92, a 38.9% increase when compared to $12.90 per share of common stock outstanding in the second quarter of 2018.  Net interest income for the quarter ended June 30, 2019 was $35.4 million, up 16.0% from the same quarter in 2018. The Company’s net interest margin on a tax equivalent basis was 4.50% in the second quarter of 2019, compared to 4.29% in the second quarter of 2018.  For the second quarter of 2019 the Company’s efficiency ratio was 51.70%.  Return on average assets for the second quarter of 2019 was 1.66%, and return on average equity was 16.88%.

Total assets at quarter-end were $3.4 billion, up 10.9% from the second quarter of 2018. Total loans and leases outstanding reached $2.6 billion, an increase of 10.9% from June 30, 2018, and total deposits of $3.0 billion increased 12.2% from June 30, 2018.  At quarter-end, total checking deposits represented 53.1% of total deposits compared to 52.6% at June 30, 2018. The Company’s credit quality remained strong with no non-performing loans and leases at June 30, 2019. The provision for credit losses was $200,000 for the quarter, and at quarter-end, the Company’s allowance for credit losses was $55.1 million, or 2.12% of total loans and leases, representing an increase of $4.0 million from June 30, 2018. The Company’s tier 1 leverage capital ratio was 9.87% at June 30, 2019, and the total capital ratio was 12.05%, resulting in the highest possible regulatory classification of “well capitalized.”

For the six-month period ended June 30, 2019, net income was $27.7 million, up 35.0% from the prior year, and earnings per share of common stock outstanding were $35.19, up 40.0% when compared to $25.14 per share in 2018.  The Company’s net interest margin on a tax equivalent basis was 4.45% in the first half of 2019 and the efficiency ratio was 52.3%.  For the first six months, return on average assets was 1.63%, and return on average equity was 16.92%.

Kent Steinwert, Farmers & Merchants Bancorp’s Chairman, President and Chief Executive Officer, stated, “We are pleased that the Company’s earnings momentum has continued through the first half of 2019. Net income was up 35.0% over the same period in the prior year, a result of a combination of asset growth and a strengthening net interest margin.  Our financial performance is particularly noteworthy since there was no material non-recurring income included in our first half earnings, so these results clearly reflect our core earnings run-rate.

Over the past eighteen months, economic growth in the market areas we serve has benefited from the current federal administration’s efforts in areas such as tax reform and regulatory streamlining.  This has allowed the Company, and many of our customers, to increase capital investment, hire new employees and raise wages, all actions that benefit our local communities.

Despite the possibility of decreases in future short-term market interest rates, we remain positive about the remainder of 2019 as the economic outlook for our primary service areas is strong. Bank credit quality remains excellent and capital ratios are above all regulatory well-capitalized measures. We have maintained a 5-Star rating from BauerFinancial for 27 consecutive years, longer than any other commercial bank in the state of California.”

About Farmers & Merchants Bancorp

Farmers & Merchants Bancorp, traded on the OTCQX under the symbol FMCB, is the parent company of Farmers & Merchants Bank of Central California, also known as F&M Bank. Founded in 1916, F&M Bank is a locally owned and operated community bank, which proudly serves California through 32 convenient locations.  We are the 15th largest bank lender to agriculture in the United States, and the largest community bank lender to agriculture west of the Rocky Mountains.  In 2013, the Bank began an expansion into the San Francisco Bay Area with new full-service branches in Walnut Creek and Concord. In early 2018, a loan production office opened in Napa, which converted to a full-service branch in September 2018. The Bank offers a full complement of loan, deposit, equipment leasing and treasury management products to businesses, as well as a full suite of consumer banking products. The FDIC awarded F&M Bank the highest possible rating of “Outstanding” in their CRA evaluation. Farmers & Merchants Bancorp has paid dividends for 83 consecutive years and we have increased dividends for 53 consecutive years. As a result, Farmers & Merchants Bancorp is a member of a select group of only 26 publicly traded companies referred to as “Dividend Kings.” For more information about Farmers & Merchants Bancorp and F&M Bank, visit fmbonline.com.

Forward-Looking Statements

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, loan production, balance sheet management, levels of net interest margin, the ability to control costs and expenses, interest rate changes, the competitive environment, financial and regulatory policies of the United States government, water management issues in California and general economic conditions. Additional information on these and other factors that could affect financial results are included in our Securities and Exchange Commission filings. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments.